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                                                                   EXHIBIT (4)-2

                               MEDPARTNERS, INC.

                         AFFILIATE STOCK PURCHASE PLAN

                                   ARTICLE I

                                    PURPOSE

     1.1 Purpose. The MedPartners, Inc. Affiliate Stock Purchase Plan (the "Plan") has been established to provide certain eligible affiliates of MedPartners, Inc. (the "Company") and its subsidiaries an opportunity to purchase shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), on a more advantageous basis than would otherwise be available, thereby increasing their interest in the Company. The individuals who will be eligible to participate in the Plan (hereinafter, "Affiliates"), subject to the provisions of Section 9.7 hereof, are (i) members, partners and shareholders of, and physician employees and other personnel employed by, any professional corporation or association or practice with which the Company or a subsidiary of the Company has a services, management or similar agreement in effect, as well as (ii) any physician who is a member of an independent physician association ("IPA") or other organized network or group with which the Company or a subsidiary has a services, management or similar agreement in effect.

                                   ARTICLE II

                                  DEFINITIONS

     As used herein, the following words and phrases shall have the following meanings:

     2.1 "Administration Agent" shall mean the third-party administration firm selected by the Board to provide the administrative services with respect to the Plan as set forth herein.

     2.2 "Affiliate" shall refer to (i) any member, partner or shareholder of, or physician employee or other person employed by, any professional corporation or association or practice with which the Company or a subsidiary thereof has a services, management or similar agreement in effect, as well as (ii) any physician who is a member of an IPA or other organized network or group with which the Company or a subsidiary has a services, management or similar agreement in effect.

     2.3 "Affiliate Plan Year" shall mean the 12-month period following the Effective Date of a Participating Affiliate's enrollment in the Plan.

     2.4 "Board" shall mean the Board of Directors of the Company.

     2.5 "Brokerage Agent" shall mean the registered broker-dealer selected by the Board to administer the brokerage accounts of Participating Affiliates.

     2.6 "Common Stock" shall mean the Company's Common Stock, par value $.001 per share.

     2.7 The "Company" shall mean MedPartners, Inc., a Delaware corporation, or its successors.

     2.8 "Contribution Account" shall mean an account established on behalf of a Participating Affiliate to which the Participating Affiliate's contributions made pursuant to Article VI shall be credited.

     2.9 A Participating Affiliate's "Contribution Rate" shall be the amount selected by the Participating Affiliate to be contributed to his or her Contribution Account, as outlined in Section 5.4.

     2.10 The "Effective Date" of this Plan shall be January 1, 1997. The "Effective Date" of a particular Affiliate's enrollment in the Plan shall be the first day of the calendar quarter following such Affiliate's election to participate in the Plan made in accordance with the provisions of Article V.

     2.11 "Issue Price" shall mean the purchase price of shares of the Company's Common Stock to be charged to a Participating Affiliate on the Purchase Date, as determined in accordance with Section 7.1.

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     2.12 "Market Price" shall mean the closing sale price of a share of Common
Stock for the day upon which the Market Price is to be determined as reported on The National Association of Securities Dealers' New York Stock Exchange Composite Reporting Tape (or, if the Common Stock is not traded on the New York Stock Exchange, the closing sale price on the exchange on which it is traded or as reported by an applicable automated quotation system) ("Composite Tape"). Notwithstanding the foregoing, if the Common Stock is no longer reported on the Composite Tape, the Market Price of the Company's Common Stock as of a particular date shall be determined using such method as shall be determined by the Board.

     2.13 "Participating Affiliate" shall mean any eligible Affiliate opting to participate in the Plan.

     2.14 "Plan" shall mean the MedPartners, Inc. Affiliate Stock Purchase Plan, as set forth herein, and all subsequent amendments hereto.

     2.15 "Purchase Date" shall mean the New York Stock Exchange's last trading date at the conclusion of an Affiliate Plan Year.

                                  ARTICLE III

                                 ADMINISTRATION

     3.1 Board's Administration, Authority and Responsibilities with Respect to the Plan. The Plan shall be administered by the Board. The Board shall have full power and authority to administer the Plan, to interpret and construe any provision of the Plan finally and conclusively with respect to all persons having any interest thereunder, to adopt rules and regulations not inconsistent with the Plan for carrying out the Plan, providing for matters not specifically covered thereby, and to alter, amend or revoke any rules or regulations so adopted; provided, however, that the Administration Agent and Brokerage Agent shall have the responsibilities with respect to the Plan set forth below and elsewhere herein. No member of the Board shall be liable to the Company, any stockholder, any Affiliate of the Company or its subsidiaries or any participant in the Plan for any action or determination in good faith with respect to the Plan.

     3.2 Administration and Brokerage Agents. The Board will select and designate a third-party administration firm and a registered broker-dealer to provide the administrative and brokerage services, respectfully, with respect to the Plan as set forth herein. The Board may from time to time replace and redesignate either the Administration Agent or the Brokerage Agent.

                                   ARTICLE IV

                             SHARES SUBJECT TO PLAN

     4.1 Shares Subject to Plan. The Company hereby reserves 10,000,000 shares of Common Stock for issuance under the Plan. These shares shall be authorized and unissued shares. To the extent provided by resolution of the Board, such shares may be uncertificated.

     4.2 Adjustments to Shares Reserved. In the event of any merger, consolidation, reorganization, recapitalization, spin-off, stock dividend, stock split, reverse stock split, exchange or other distribution with respect to shares of Common Stock or other change in the corporate structure or capitalization affecting the Common Stock, the type and number of shares of stock which are or may be subject to the Plan or contributed amounts under the Plan shall be equitably adjusted by the Board, in its sole discretion, to preserve the value of benefits under the Plan.

                                   ARTICLE V

                           ELIGIBILITY AND ENROLLMENT

     5.1 Eligibility. Subject to the provisions of Section 9.7 hereof, every member, partner, shareholder, physician employee or employee, as the case may be, who has been an Affiliate as defined herein for at least

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the 60 days immediately preceding the Effective Date of such Affiliate's enrollment is eligible to participate in the Plan.

     5.2 Enrollment. The Company or the Administration Agent shall furnish or make available information relating to the Plan and Plan enrollment to each Affiliate who is or becomes eligible to participate. If the Affiliate elects to participate in the Plan (and thus become a Participating Affiliate), he or she shall enroll according to the enrollment procedures set forth in the information provided by the Company or the Administration Agent. Upon enrollment, the Company or the Administration Agent will provide a confirmation statement to the Participating Affiliate. If an eligible Affiliate does not elect to participate as of the first calendar quarter available for such Affiliate's election, the Affiliate may nonetheless elect to participate commencing with any subsequent calendar quarter.

     5.3 Effects of Enrollment. Enrollment in the Plan is for one year from the Effective Date of enrollment (the "Affiliate Plan Year"). Amounts contributed by the Participating Affiliate will be applied to the purchase of shares of Common Stock in accordance with the provisions of Article VII at the end of such Affiliate Plan Year. Enrollment continues, and is automatically renewed at the end of an Affiliate Plan Year for an additional Affiliate Plan Year, unless and until contribution payments and Plan participation have been specifically discontinued in accordance with the provisions of Article VI.

     5.4 Participating Affiliate's Contribution Rate. In order to participate in the Plan, an Affiliate must elect to participate in accordance with Section
5.2 and must commit to make contribution payments in a specified amount per month. Such amount may not be less than $10.00 nor more than $1,600.00 per month; provided, however, that such minimum and maximum amounts may be adjusted by the Company at any time and from time to time in its sole discretion.

                                   ARTICLE VI

                 CONTRIBUTIONS, MODIFICATIONS & PLAN WITHDRAWAL

     6.1 Contributions. Contributions at the Participating Affiliate's Contribution Rate shall begin, in the manner prescribed by the Company or the Administration Agent, as of the Effective Date of such Participating Affiliate's enrollment in the Plan (which date shall also constitute the first business day of such person's Affiliate Plan Year). The Participating Affiliate's contributions shall be allocated to and deemed a part of the Participating Affiliate's Contribution Account. Participating Affiliate contributions will not be permitted to become effective at any time other than the beginning of a calendar quarter. No interest shall accrue or be paid on any amounts withheld under the Plan.

     6.2 Modifications in Contribution Rate. The Participating Affiliate's Contribution Rate, once established, shall remain in effect for all of the Affiliate Plan Year and subsequent Affiliate Plan Years unless changed by the Participating Affiliate in the manner specified by the Company or the Administration Agent. Notwithstanding anything herein to the contrary, a Participating Affiliate may only reduce his or her Contribution Rate during any Affiliate Plan Year; such Contribution Rate may not be increased during an Affiliate Plan Year.

     6.3 Discontinuing Contributions. At any time during an Affiliate Plan Year, a Participating Affiliate may notify the Company or the Administration Agent that he or she wishes to discontinue his or her contributions for such Affiliate Plan Year. This notice shall be communicated in the manner specified by the Company or the Administration Agent. The Participating Affiliate who has discontinued contributions under the Plan may not resume contributions until his or her Affiliate Plan Year has expired.

     6.4 Withdrawal from Plan. At any time, a Participating Affiliate may notify the Company or the Administration Agent that he or she wishes to discontinue participation in and to withdraw from the Plan. This notice shall be communicated in the manner specified by the Company or the Administration Agent. A Participating Affiliate who has discontinued participation in the Plan may not re-enroll in the Plan until his or her Affiliate Plan Year has expired. Upon withdrawal from the Plan pursuant to this Article VI, the Affiliate

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shall be issued a check in the amount of his or her Contribution Account as of the effective date of withdrawal as soon as administratively feasible.

                                  ARTICLE VII

                            PURCHASE OF COMMON STOCK

     7.1 Purchases. On each Purchase Date (which shall be the last trading day of each Affiliate Plan Year), the funds in a Participating Affiliate's Contribution Account shall be used to purchase the maximum number of whole shares of Common Stock determined by dividing the Issue Price into the balance in such Account (subject to the limitations set forth in Section 7.2). The Issue Price of the shares of Common Stock issued under the Plan shall be equal to the lesser of: (i) 85% of the Market Price on the last trading date (or "Purchase Date") of an Affiliate Plan Year, or (ii) 85% of the Market Price on the first trading date of an Affiliate Plan Year. Any funds remaining in a Participating Affiliate's Contribution Account following the purchase shall be determined by the Brokerage Agent and returned to the Participating Affiliate, without interest, in accordance with such procedures as the Brokerage Agent may establish.

     7.2 Over-Allotments. If the total number of shares to be purchased by all Participating Affiliates on a Purchase Date exceeds the number of shares authorized under Article III of the Plan, a pro-rata allocation of the available shares will be made among all Participating Affiliates based on the amount of their respective Contribution Account balances as of the Purchase Date.

     7.3 Issued Shares. A Participating Affiliate's shares of Common Stock will be deposited in a brokerage account opened on behalf of the Participating Affiliate with the Brokerage Agent. All fees and commissions associated with the operation of such brokerage account shall be the responsibility of the Participating Affiliate.

                                  ARTICLE VIII

                    CHANGES IN STATUS AFFECTING ELIGIBILITY

     8.1 Termination of Affiliate Status. Any Participating Affiliate who ceases to qualify as an Affiliate under Article V hereof during an Affiliate Plan Year -- regardless of whether such change in status is caused by (i) ineligibility pursuant to the provisions of Section 9.7; (ii) the termination of the Affiliate's relationship with his or her professional corporation, association or practice or IPA, as the case may be; or (iii) the termination of the relationship between the Company or its subsidiary and such professional corporation, association or practice or IPA, as the case may be -- shall be deemed to have discontinued his or her participation in the Plan as of the effective date of such termination. The balance of the Participating Affiliate's Contribution Account shall be paid without interest to such Participating Affiliate, or his or her legal representative, as soon as administratively feasible after the cessation of such person's status as an Affiliate. Such person may no longer participate in the Plan unless and until such person again qualifies as an Affiliate and thereafter enrolls in the Plan in accordance with the provisions hereof.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Term of Plan. This Plan will become effective upon the Effective Date, subject to the registration statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") relating to the shares reserved for issuance under the Plan being declared effective by the Commission. The Plan shall remain in effect until all of the shares of Common Stock reserved for issuance hereunder have been issued and balances maintained in the Participating Affiliate Contribution Accounts have been distributed, unless earlier terminated by the Board.

     9.2 Amendment or Termination by Board. The Board may at any time or from time to time amend the Plan in any respect. The Board may terminate the Plan at any time. If the Plan is terminated, unless otherwise

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specified, the date of termination shall be treated as a Purchase Date. All funds in Participating Affiliate Contribution Accounts as of the termination date which are not applied toward purchases of shares of Common Stock shall be refunded to the Participating Affiliates.

     9.3 Transferability. Neither the right of an Affiliate to purchase shares of Common Stock hereunder, nor such Participating Affiliate's Contribution Account balance, may be transferred, pledged or assigned by the Affiliate (except, in the event of the Affiliate's death, by will or the laws of descent and distribution). Any such attempted transfer, pledge, assignment or other disposition shall be treated as an election of the Participating Affiliate to discontinue his or her participation in the Plan.

     9.4 Compliance with Securities Laws. Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue any shares of Common Stock under the Plan unless such issuance would comply with all applicable laws, including Federal and state securities laws, and the applicable regulations or requirements of any securities exchanges or similar entities.

     9.5 Investment Intent. Prior to the issuance of any shares of Common Stock under the Plan, the Company may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares and will not dispose of them in violation of the registration requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     9.6 Withholding Taxes. Amounts contributed, shares issued and payments made pursuant to the Plan may be subject to withholding taxes, and the Company and its subsidiaries shall have the right to withhold from any payment or distribution of shares or to collect as a condition of any payment or distribution under the Plan, as applicable, any taxes required by law to be withheld.

     9.7 Compliance with Healthcare Laws. Notwithstanding anything herein to the contrary, the Company may deny enrollment to or terminate the enrollment of any Affiliate or group of Affiliates, and shall have no obligation to issue any shares of Common Stock to any Participating Affiliate or group of Participating Affiliates, if such Affiliate's or group's enrollment or participation in the Plan or purchase of shares of Common Stock under the Plan, in the Company's judgment, would constitute or could be construed as constituting a violation of any federal or state law regulating the practice of medicine, the provision of healthcare services or the relationship among healthcare providers, physicians and other clinicians (including, without limitation, the fraud and abuse provisions of and the provisions regarding referrals under the Medicare and Medicaid statutes, the "anti-kickback" provisions of the Social Security Act and the provisions of the federal Omnibus Budget Reconciliation Act of 1993) or of any ethical guideline or operating standard of any applicable professional or trade association or private accreditation commission.

     9.8 No Contractual Relationship. The Plan does not constitute a contract between the Company and any Affiliate.

     9.9 Treatment as Stockholder. Any contribution made by a Participating Affiliate under the Plan shall not create any rights in such Participating Affiliate as a stockholder of the Company until shares of Common Stock are registered in the name of such person.

     9.10 Voting of Issued Shares. The Brokerage Agent will vote the Common Stock held in brokerage accounts on behalf of Participating Affiliates in accordance with instructions received from such Participating Affiliates. The Brokerage Agent will transmit to Participating Affiliates all proxy material and other reports furnished by the Company to its stockholders.

     9.11 Governing Law. The law of the State of Delaware will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

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